Exhibit 99.1

For More Information:

Brett Maas or David Fore
Hayden IR
(646) 536-7331
brett@haydenir.com

WidePoint Corporation Names Jin Kang as CEO and President

Expands EVP Jason Holloway’s duties to include CEO & President of WidePoint Cybersecurity Solutions Subsidiary

McLean, VA, July 5, 2017 – WidePoint Corporation (NYSE Mkt: WYY), a leading provider of Managed Mobility Services (MMS) specializing in Cybersecurity and Telecommunications Lifecycle Management (TLM) solutions, today announced that its Board of Directors appointed Jin Kang as its Chief Executive Officer and President of WidePoint Corporation. Mr. Kang will also join WidePoint’s Board of Directors as a Class I Director. In addition the Board of Directors expanded the duties of its current Executive Vice President and Chief Sales and Marketing Officer Jason Holloway to include the operational role of Chief Executive Officer and President of the Company’s Cybersecurity Solutions subsidiary.

Mr. Kang has been with WidePoint Corporation since 2008 following its acquisition of iSYS LLC, a company Mr. Kang founded. Mr. Kang served as the Company’s Executive Vice President and Chief Operations Officer prior to his promotion. Mr. Kang has 30-plus years of professional experience in corporate management, technology management, business development, and financial management in the field of Information Technology. He has held senior management positions with several of the nation’s leading corporations that specialize in providing information and telecommunications management services to both public and private sector customers. His strong background in IT development and engineering gives him a unique perspective and expert understanding of the challenges and requirements facing both the telecom lifecycle management and identity management marketplaces.

“I’ve had the unique opportunity to work hand in hand with WidePoint’s Board of Directors, management team, and front-line staff,” said Mr. Kang. “I am honored to have the opportunity to now lead the WidePoint team as we focus on becoming extremely efficient and highly competitive within the industries we serve.”

Mr. Kang succeeds Jeff Nyweide, who resigned from his position as CEO, President, and Director of WidePoint for personal family reasons. Mr. Komar, Executive Chairman of the Board of WidePoint stated, “We are grateful for Jeff’s time and efforts at the Company and the Board acknowledges Jeff’s contributions to position the Company for future growth.”

WidePoint has also expanded the duties of its current Executive Vice President and Chief Sales and Marketing Officer, Mr. Jason Holloway, to include the role of Chief Executive Officer and President of the Company’s Cybersecurity Solutions subsidiary. Mr. Holloway’s expanded operational duties are a natural fit as his technical and entrepreneurial background has been built on repositioning and growing organizations over the past 25-plus years. Mr. Holloway has a depth of knowledge gained from past experience in senior executive management positions in a number of IT organizations including serving as the CEO and co-founder of Nexcentri, a high growth IT provider to the healthcare and finance industries. During his tenure at Nexcentri, Mr. Holloway grew revenue and assets to over $500 million. Prior to Nexcentri, he was president and CEO of Networked Knowledge Systems (NKS), a global Linux security managed services company where he increased annual revenue more than 800% in five years, servicing clients such as IBM and PwC, making NKS an Open Source Managed Security industry leader.

“I’m optimistic about the foundation we are building at WidePoint and the resilience of its employees and management team as we have refocused our efforts at optimizing, growing and laying the bedrock to build a great company,” stated, Mr. Holloway. “It’s an honor to be part of the management team and to help lead such dedicated and hardworking teammates that we have here at WidePoint.”

About WidePoint

WidePoint is a leading provider of secure, cloud-delivered, enterprise-wide information technology-based solutions that can enable enterprises and agencies to deploy fully compliant IT services in accordance with government mandated regulations and advanced system requirements. WidePoint has several major government and commercial contracts. For more information, visit www.widepoint.com.

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